                                                                      EXHIBIT 11

                         NOVAVAX, INC. AND SUBSIDIARIE
                    COMPUTATION OF NET LOSS PER COMMON SHARE
                                  (Unaudited)

                                             Three months ended                          Six months ended
                                                  June 30,                                    June 30,
                                                  --------                                    --------

                                         1997                  1996                  1997                  1996
                                     -----------           -----------           -----------           -----------
Net loss                             $(1,133,941)          $(1,384,835)          $(2,343,563)          $(2,596,017)
                                     ============          ============          ============          ============

Weighted average of common
  shares outstanding                  11,891,507             9,992,987            11,389,929             9,967,962
                                     ============          ============          ============          ============


Net loss per common
  share outstanding                  $      (.10)          $      (.14)          $      (.21)          $      (.26)
                                     ============          ============          ============          ============



Common stock equivalents were not included in the above as they are antidilutive.




                                       12